		Exhibit 99(a)
HSBC Finance Corporation HSBC Automotive Trust 2005-1

Original Principal Class A
Class A-1	333,600,000
Class A-2	251,300,000
Class A-3	264,800,000
Class A-4	148,182,000

Number of Class A Bonds (000's)
Class A-1	333,600
Class A-2	251,300
Class A-3	264,800
Class A-4	148,182

Distribution Date		2005 Total
Days

CLASS A
Class A-1 Principal Distribution		306,585,821.61
Class A-1 Interest Distribution		3,537,795.36

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		4,788,661.09

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		5,341,972.24

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		3,133,431.88